Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of Global Crossing Limited stock for the 2003 Global Crossing Limited Stock Incentive Plan, of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedule of Global Crossing Limited and the effectiveness of internal control over financial reporting of Global Crossing Limited, included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

March 2, 2009